UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant`☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ANCESTRY.COM INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2012

Dear Ancestry.com Stockholder:

I am pleased to invite you to attend the 2012 Annual Meeting of Stockholders of Ancestry.com Inc. to be held on Thursday, May 24, 2012 at 4:00 p.m. Mountain Daylight Time at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Ancestry.com. We look forward to seeing you at our Annual Meeting.

Sincerely,

Timothy Sullivan Chief Executive Officer

Provo, Utah

April 11, 2012

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Ancestry.com the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

ANCESTRY.COM INC.

360 West 4800 North

Provo, Utah 84604

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Ancestry.com Inc. will hold its 2012 Annual Meeting of Stockholders on Thursday, May 24, 2012 at 4:00 p.m. Mountain Daylight Time at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601, for the following purposes:

•	To elect three Class III directors to hold office until the 2015 annual meeting of stockholders;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements).

Only stockholders of record at the close of business on March 30, 2012 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. You should be prepared to present photo identification, such as a valid driver’s license, and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 30, 2012 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

By Order of the Board of Directors,

William C. Stern General Counsel and Corporate Secretary

Provo, Utah

April 11, 2012

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 11, 2012, we mailed to stockholders as of the record date a Notice Regarding the Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request the materials. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2011 Annual Report on Form 10-K (which we posted on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice. We may choose to mail or deliver a paper copy of the proxy materials, including our Proxy Statement and 2011 Annual Report on Form 10-K, to one or more stockholders.

ANCESTRY.COM INC.

360 West 4800 North

Provo, Utah 84604

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2012 Annual Meeting of Stockholders. The Annual Meeting will be held at 4:00 p.m. Mountain Daylight Time on Thursday, May 24, 2012 at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601. We made this Proxy Statement available to stockholders beginning on April 11, 2012.

Record Date	March 30, 2012.
Quorum	Holders of a majority in voting power of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy.
Shares Outstanding	42,597,736 shares of common stock outstanding as of March 30, 2012 (excluding 5,646,654 treasury shares not entitled to vote).
Voting	There are four ways a stockholder of record can vote:
(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.
(2) By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.
(3) By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.
(4)

In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Daylight Time on May 23, 2012. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you should contact that firm if you wish to revoke your voting instructions.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter.

For Proposal One, directors shall be elected by vote of a majority of votes cast (i.e., to be elected, the number of votes “for” a director nominee must exceed the number of votes cast against the director nominee). The company’s bylaws prescribe this majority standard for uncontested elections, such as this one, where the number of nominees does not exceed the number of directors to be elected. The Nominating and Corporate Governance Committee has established procedures for any incumbent director who is not elected to offer his or her resignation. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Nominating and Corporate Governance Committee and any additional information and factors that the Board believes to be relevant. If the Board accepts a director’s resignation offer pursuant to this process, the Nominating and Corporate Governance Committee will recommend to the Board and the Board will thereafter determine whether to fill the vacancy or reduce the size of the Board. Any director who tenders his or her resignation pursuant to this provision will not participate in proceedings of either the Nominating and Corporate Governance Committee or the Board with respect to his or her own resignation offer.

For Proposal Two, the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the meeting, present in person or represented by proxy, is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Effect of Abstentions and Broker Non-Votes

Both abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Abstentions have no effect on the election of directors, but have the same effect as negative votes on Proposal Two.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter permitting brokers to vote shares held by them without instructions. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you validly submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for director, and for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers and employees also may solicit proxies on our behalf in person, by telephone, email or facsimile, but they would not receive additional compensation for providing those services.

Householding

If you are a beneficial owner of our common stock and you receive your proxy materials through Broadridge Investor Communication Solutions (“Broadridge”), and there are multiple beneficial owners at your address, you may receive fewer Notices or fewer paper copies of the proxy materials than the number of beneficial owners at that address. Securities and Exchange Commission (“SEC”) rules permit Broadridge to deliver only one Notice or copy of the proxy materials to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Broadridge and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report, or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Broadridge and you wish to request delivery of a single copy of the annual report or the proxy statement to the shared address in the future, please contact Investor Relations at 360 West 4800 North, Provo, Utah 84604, or call 801-705-7942. Upon written or oral request, we will promptly deliver separate proxy materials to any stockholders who received one paper copy at a shared address.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our bylaws provide that our Board may be composed of five to nine directors. Our Board currently consists of eight members, although this may be changed by resolution of the Board. As provided in our Amended and Restated Certificate of Incorporation, our Board is divided into three classes of directors as nearly equal in number as possible serving staggered three-year terms. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2013 annual meeting and the term of the Class II directors expires at the 2014 annual meeting.

Nominees

Our Board has nominated Thomas Layton, Elizabeth Nelson and Timothy Sullivan for election as directors to serve for a three-year term ending at the 2015 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all validly executed proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board or the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Nominating and Corporate Governance Committee is charged with identifying and evaluating individuals qualified to serve as members of the Board and recommending to the full Board nominees for election as directors. We seek directors with experience in areas relevant to the strategy and operations of the company. Although our Board has no formal diversity policy for Board membership, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee is to take into account such factors as the range and diversity of skills, experience, age, industry knowledge and other factors in the context of the needs of the Board. The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to these experiences, qualifications, attributes and skills, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our Board members’ experience in relevant areas of business management and on other boards of directors and board committees.

Our Corporate Governance Guidelines also dictate that a majority of the Board consist of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the Nasdaq Stock Market.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Nominees for Election for a Three-Year Term Ending at the 2015 Annual Meeting

Thomas Layton, 49, has served as one of our directors since October 2009. Mr. Layton served as the Chief Executive Officer and a director of Metaweb Technologies, Inc., an Internet technology company, from June 2007 to July 2010. Mr. Layton served as the Chief Executive Officer of OpenTable, Inc. from September 2001 to June 2007, has served on its board of directors since May 1999 and has served as its Chairman since December 2011. From November 1995 to June 1999, Mr. Layton served as President and Chief Operating Officer and was co-founder of Citysearch, Inc., which later merged with Ticketmaster, Inc. Prior to his experience at Citysearch, Mr. Layton served as Chief Financial Officer of Score Learning Corporation, an educational services company, from April 1994 to October 1995, and also as President and Chief Operating Officer during part of the same period from March 1995 to October 1995. Mr. Layton is the Executive Chairman at oDesk Corporation and a member of the board of directors at Hearsay Corporation and Doxo Corporation, all privately held entities, and a co-founder and past member of the board of directors of MAPLight.org, a non-profit organization. Mr. Layton holds an M.B.A. from Stanford Graduate School of Business and a B.S. from the University of North Carolina at Chapel Hill. The Board believes Mr. Layton’s qualifications to serve on our Board include his extensive executive management and board experience in other companies focused on consumer-facing Internet services.

Elizabeth Nelson, 51, has served as one of our directors since July 2009. From July 1996 to December 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Currently, Ms. Nelson serves on the board of directors of Brightcove, Inc., as well as privately held Yodlee, Inc. and Living Social, Inc. Ms. Nelson served as a director of SuccessFactors, Inc. from July 2007 to February 2012, as a director of Autodesk Inc. from December 2007 to June 2010 and as a director of CNET Networks, Inc. from December 2003 to July 2008. Ms. Nelson holds an M.B.A. in Finance with distinction from the Wharton School at the University of Pennsylvania and a B.S. from Georgetown University. The Board believes Ms. Nelson’s qualifications to serve on our Board include her financial experience, including experience serving as the chief financial officer of a public technology company, and her experience serving on the boards of directors of other companies.

Timothy Sullivan, 48, has served as our President and Chief Executive Officer and as a director since September 2005. Prior to joining us, Mr. Sullivan was Chief Operating Officer and then President and CEO of Match.com from January 2001 to September 2004. From May 1999 to January 2001, Mr. Sullivan served as Vice President of E-commerce for Ticketmaster Online-Citysearch, Inc. From June 1991 to May 1999, Mr. Sullivan held multiple positions at The Walt Disney Company, including Vice President and Managing Director of Buena Vista Home Entertainment Asia Pacific from July 1997 to May 1999. From December 2005 to February 2008, Mr. Sullivan served as a director of Live Nation Entertainment, Inc. Mr. Sullivan holds an M.B.A. from Harvard Business School and was a Morehead Scholar at the University of North Carolina at Chapel Hill. The Board believes Mr. Sullivan’s qualifications to serve on our Board include extensive executive management experience, including experience as our own Chief Executive Officer as well as the former chief executive officer of a subscription-based Internet company.

Directors Continuing in Office Until the 2013 Annual Meeting

Charles M. Boesenberg, 63, has served as one of our directors since July 2006, and has been Chairman of our Board since October 2010. From January 2002 to June 2006, Mr. Boesenberg served as the President and Chief Executive Officer at NetIQ Corporation and he also served as the Chairman of the board of directors at NetIQ Corporation from August 2002 to June 2006. Mr. Boesenberg served as a director of Interwoven, Inc. from July 2006 to March 2009, as lead independent director of Maxtor Corporation from January 2002 until May 2006, and as a director of Onyx Software Corporation from December 2005 to June 2006, and as a director of Macromedia, Inc. from December 2004 to December 2006. From March 2000 to December 2001, Mr. Boesenberg served as the President of Post PC Ventures, a management and investment group. Mr. Boesenberg serves on the board of directors of Silicon Graphics International Corp., Keynote Systems, Inc.,

Callidus Software Inc. and Boingo Wireless, Inc. Mr. Boesenberg holds an M.S. in Business Administration from Boston University and a B.S. from Rose Hulman Institute of Technology. The Board believes Mr. Boesenberg’s qualifications to serve on our Board include extensive experience serving on the boards of directors of other public companies, including experience dealing with corporate governance matters, and his executive management experience in other technology companies.

Benjamin Spero, 36, has served as one of our directors since December 2007. Mr. Spero joined Spectrum Equity Investors in January 2001 and currently is a Managing Director. Prior to joining Spectrum Equity Investors, Mr. Spero was the co-founder of TouchPak, Inc. Before founding TouchPak, Inc., Mr. Spero was a strategy consultant at Bain & Company. Mr. Spero serves on the board of directors of privately held SurveyMonkey.com, LLC, Seamless North America, LLC, Solutions, LLC and Animoto Inc. Mr. Spero served on the board of directors of NetQuote, Inc. from August 2005 to July 2010, on the board of directors of iPay Technologies, LLC from December 2006 to June 2010 and on the board of directors of Mortgagebot, LLC from September 2005 to April 2011, all privately held entities. Mr. Spero holds a B.A. from Duke University. We believe Mr. Spero’s qualifications to serve on our Board include his financial experience, his experience advising technology companies and a long history and familiarity with Ancestry.com.

Directors Continuing in Office Until the 2014 Annual Meeting

David Goldberg, 44, has served as one of our directors since February 2008. Since April 2009, Mr. Goldberg has served as the Chief Executive Officer of SurveyMonkey.com, LLC, an online survey provider. From May 2007 to April 2009, Mr. Goldberg was an Entrepreneur in Residence with Benchmark Capital. From August 2001 to May 2007, Mr. Goldberg was the head of global music operations at Yahoo! Inc. From February 1994 to August 2001, Mr. Goldberg was Chairman and Chief Executive Officer of Launch Media Inc. Mr. Goldberg serves as a director of privately held SurveyMonkey.com, LLC, Dashbox, Inc., GMG LLC and The Farm Media LLC. Mr. Goldberg holds an A.B. from Harvard University. The Board believes Mr. Goldberg’s qualifications to serve on our Board include his extensive executive management experience in other companies focused on consumer-facing Internet services.

Victor Parker, 42, has been an observer on our Board since 2003 and has served as one of our directors since 2006. Mr. Parker is a Managing Director of Spectrum Equity Investors, a private equity firm, and joined the firm in September 1998. He was previously at ONYX Software and was an associate at Summit Partners from October 1992 to June 1996. Mr. Parker serves on the board of directors of Demand Media, Inc., iSelect Limited and SurveyMonkey.com, LLC. Mr. Parker previously served on the board of directors of NetQuote, Inc. from September 2005 to July 2010 and on the board of Interbank FX, LLC from July 2007 to November 2011, both privately held entities. He holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College. The Board believes Mr. Parker’s qualifications to serve on our Board include his financial experience, his experience advising technology companies and a long history and familiarity with Ancestry.com.

Michael Schroepfer, 37, has served as one of our directors since January 2011. Since October 2008, Mr. Schroepfer has served as Vice President of Engineering at Facebook, Inc., a social utility. He joined Facebook in August 2008 as Director of Engineering. From July 2005 to August 2008, Mr. Schroepfer was the Vice President of Engineering at Mozilla Corporation. From August 2003 to September 2004, he was an engineer at Sun Microsystems, Inc. following its acquisition of CenterRun, a company he founded in 2000. Mr. Schroepfer holds B.S. and M.S. degrees in computer science from Stanford University. The Board believes Mr. Schroepfer’s qualifications to serve on our Board include his extensive experience in Internet, social media and mobile technologies.

Executive Officers

In addition to Mr. Sullivan, our President and Chief Executive Officer, who also serves as a director, our executive officers as of March 31, 2012 consisted of the following:

Howard Hochhauser, 41, has served as our Chief Financial Officer and Chief Operating Officer since February 2012, having served as our Chief Financial Officer since January 2009. From May 2000 to December 2008, Mr. Hochhauser held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as Chief Financial Officer from March 2006 to December 2008. He held multiple positions at Bear Stearns & Co. Inc. from September 1996 to May 2000, serving most recently as Vice President Equity Research Analyst. Prior to joining Bear Stearns & Co. Inc., he worked at First Boston and he was a Staff Accountant at KPMG Peat Marwick. Mr. Hochhauser is a Certified Public Accountant and holds an M.B.A. from Columbia University and a B.S. from Boston University.

Eric Shoup, 39, has served as our Executive Vice President of Product since February 2012. He previously served as our Senior Vice President of Product from March 2010 to February 2012 and as Vice President of Product from August 2008 to March 2010. Prior to working with us, Mr. Shoup was at eBay for over five years, where he served as Director of ProStores from January 2007 to August 2008, Group Product Manager from March 2005 to January 2007, Senior Product Manager from August 2004 to March 2005 and Product Manager from April 2003 to August 2004. Mr. Shoup holds a B.A. from the University of California, Los Angeles.

William Stern, 48, has served as our General Counsel and Corporate Secretary since July 2009. From October 2005 to July 2009, Mr. Stern held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as the General Counsel and Secretary from September 2008 to July 2009. From October 2002 to September 2005, Mr. Stern was a Principal at Fish & Richardson, PC. Prior to joining Fish & Richardson, PC, he was a Partner at Morrison & Foerster, LLP. Mr. Stern holds an M.B.A. and a J.D. from the University of Chicago and an A.B. from Brown University.

Jeffery Weber, 45, has served as our Senior Vice President of People and Places since February 2012. He served as the Vice President of People from August 2002 to February 2012, and Director of Human Resources from August 1999 to August 2002. Prior to joining Ancestry.com, Mr. Weber was the Director of Human Resources Outsourcing Operations for The Russell Group, Inc., a human resources consulting company, from 1995 to 1998. Prior to the Russell Group, Mr. Weber worked in human resources departments of various companies, including Shell Oil Company, Amoco Oil Company and Novell, Inc. Mr. Weber holds an M.B.A and a B.S. from Brigham Young University.

Board Responsibilities and Corporate Governance

The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These guidelines are available at the following Web site: ir.ancestry.com/governance.cfm.

These guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not dictate a particular Board structure, and the Board is given the flexibility to select its Chairperson and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the roles of Chairperson and the Chief Executive Officer may be filled by one individual or two. The Board has determined that having Charles M. Boesenberg, who is an independent director, serve as Chairman and Timothy Sullivan serve as Chief Executive Officer is currently in the best interests of the stockholders. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting the strategic direction for the company and for the day-to-day leadership and performance of the company, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

As described above, our Corporate Governance Guidelines require that a majority of our Board consist of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” within the meaning of the Nasdaq listing standards. In determining each director’s independence, the Board considers all pertinent facts to determine if the director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq standards, the following persons are not considered independent:

•	a director who is, or at any time during the past three years was, employed by the company;

•

a director who accepted or who has a family member (i.e., spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home) who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(a) compensation for Board or Board committee service;

(b) compensation paid to a family member who is an employee (other than as an executive officer) of the company; or

(c) benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(a) payments arising solely from investments in the company’s securities; or

(b) payments under non-discretionary charitable contribution matching programs.

•

a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Our Board has determined that directors Charles M. Boesenberg, David Goldberg, Thomas Layton, Elizabeth Nelson, Victor Parker, Michael Schroepfer and Benjamin Spero are independent under these listing standards, as their only relationships with us are as directors and stockholders. When we first became a Nasdaq-listed company at the time of our initial public offering, we determined that Mr. Parker and Mr. Spero were not independent because of their association with Spectrum Equity Investors V, L.P. and certain of its affiliates

(collectively “Spectrum”), which at that time held more than a majority of the shares of our common stock. Since then, we have registered with the SEC for public sale some of the shares held by certain existing stockholders, including Spectrum (the “secondary offerings”), and also directly purchased some of these outstanding shares from Spectrum and other selling stockholders. As a consequence, Spectrum’s ownership interest has fallen to 31.1% and the Board has determined, after giving consideration to the transactions with Spectrum described under “Related Party Transactions,” that Mr. Parker and Mr. Spero are now independent under these listing standards. With respect to Mr. Schroepfer, the Board took into consideration the commercial relationship between the company and Facebook, Inc. where Mr. Schroepfer serves as an executive officer. Our Board determined that, although Ancestry.com had placed advertising with Facebook during the last three years, the greatest amount spent in any of those years was $880,000, well below the Nasdaq prescribed amount, the relationship was ordinary course and had never involved any of the Board members, and Mr. Schroepfer had no direct or indirect material interest in the transactions. Facebook also had given Mr. Schroepfer permission to serve on our Board. With respect to Mr. Goldberg, the Board considered his relationship with Spectrum, which leads an investor group that holds a majority interest in SurveyMonkey.com, LLC where Mr. Goldberg serves as Chief Executive Officer, and determined that SurveyMonkey.com does not have a commercial relationship with us or our executive officers. The Board determined that Timothy Sullivan was not independent. Mr. Sullivan is not independent because he is our President and Chief Executive Officer.

Board Committees

We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter that establishes its roles and responsibilities. Copies of these charters can be accessed at the following Web site: ir.ancestry.com/governance.cfm.

Audit Committee

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities regarding the integrity of financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes, including our systems of internal accounting and financial controls, the performance of our internal audit function and independent auditor and our financial policy matters by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions it deems necessary to satisfy itself that the accountants are independent of management.

The members of this committee are Charles M. Boesenberg, Elizabeth Nelson and Thomas Layton, with Ms. Nelson serving as the chairperson of the committee. We believe that each member of our audit committee is an independent director as defined under the rules of the Nasdaq Stock Market and meets the additional independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe that each member of our Audit Committee meets the financial statement literacy requirements of the Nasdaq listing standards. Our Board has determined that Mr. Boesenberg and Ms. Nelson are audit committee financial experts, as defined under applicable SEC rules.

Our Audit Committee met seven times in 2011.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee reviews and recommends to the Board corporate goals and objectives relevant to compensation of our Chief Executive Officer and reviews and approves corporate goals and objectives relevant to compensation of our other executive officers. The Compensation Committee evaluates the performance of these officers in light of those goals and objectives, recommends to the Board the compensation of the Chief Executive Officer and approves the compensation of our other executive officers, including all individuals named with Mr. Sullivan in the Summary Compensation Table (with Mr. Sullivan, the “named executive officers”). Finally, the Compensation Committee recommends to the Board any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with respect to our Chief Executive Officer and approves any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with respect to our other executive officers. The Compensation Committee also administers the issuance of stock options and other awards under our currently effective stock plan. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members and the adequacy of the charter of the Compensation Committee. The Compensation Committee will also prepare a report on executive compensation, as required by the SEC rules, to be included in our annual report and annual proxy statement.

Mr. Sullivan, our President and Chief Executive Officer, reviews the performance of each named executive officer other than himself and makes recommendations regarding their compensation.

The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant for the purpose of providing information and insights into market rates and, in 2011, to provide a peer group analysis for our Chief Executive Officer and non-employee directors’ compensation. FWC was selected by and reports to the Compensation Committee and does not provide any other services to the company.

The Compensation Committee has delegated to an Equity Committee consisting of Timothy Sullivan, our President and Chief Executive Officer, and Howard Hochhauser, our Chief Financial and Chief Operating Officer, the authority to make equity awards to employees that are not executive officers or directors, subject to certain conditions and limitations.

The members of our Compensation Committee are Charles M. Boesenberg, Thomas Layton, Elizabeth Nelson, and Michael Schroepfer, with Mr. Boesenberg serving as the chairperson of the committee. Mr. Schroepfer joined the Compensation Committee in January 2011. We believe that each member of our compensation committee is an independent director under the Nasdaq listing standards, is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee met eight times in 2011.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of Mr. Boesenberg, Mr. Layton, Ms. Nelson and Mr. Schroepfer. None of the members of our Compensation Committee is, or was in 2011, an officer or employee of the company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board criteria for identifying and evaluating candidates for directorships and making recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In doing so, it assesses the skills and characteristics of individual members and the Board as a whole. The Nominating and Corporate Governance Committee has not to date established any minimum qualifications for directors, although its charter allows it to recommend such criteria to the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters including recommending to the Board whether an incumbent director’s resignation should be accepted when a director does not receive a majority of votes cast. The Nominating and Corporate Governance Committee is also responsible for making recommendations to the Board concerning the structure, composition and function of the Board and its committees. It has also assumed certain responsibilities with respect to the company’s risk management described below.

The members of our Nominating and Corporate Governance Committee are Charles M. Boesenberg and David Goldberg, with Mr. Boesenberg serving as chairperson of the committee. We believe that Mr. Boesenberg and Mr. Goldberg are independent directors under the applicable rules and regulations of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee met four times in 2011.

The Nominating and Corporate Governance Committee does not at this time have a policy regarding its consideration of director candidates recommended by stockholders, as it has not yet received any such recommendations. It may adopt a policy if such recommendations are received.

Risk Management

The Board is involved in the oversight of risks that could affect the company. The Nominating and Corporate Governance Committee is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The Nominating and Corporate Governance Committee is responsible for discussing with management the company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The Audit Committee oversees risks associated with overall financial reporting and disclosure issues, as well as those associated with any related-party transaction. The Compensation Committee also plays a role in that it is charged, in overseeing the company’s overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee has reviewed our compensation philosophy and practices and concluded that the current philosophy and practices do not give rise to risks that are reasonably likely to have a material adverse effect on the company. In arriving at that conclusion, the Compensation Committee received input from members of management and FWC. The Compensation Committee determined that the compensation practices generally balance near-term incentives (annual cash bonuses) with long-term incentives (equity-based awards), resulting in an environment that does not encourage excessive risk taking. The annual cash bonuses are discretionary and tied to company performance, as well as individual and business unit goals, rewarding near-term performance without incentivizing inappropriate risk.

Communications from Stockholders and Other Interested Parties

Stockholders and other interested parties who wish to send communications on any topic to the Board (including the independent directors) should address the communication to the intended recipient(s) and send c/o General Counsel, Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604.

Attendance at Board and Stockholder Meetings

The Board held 10 meetings in 2011. All directors attended more than 75% of the meetings of the Board and of the Board committees on which they served in 2011. Under our corporate governance guidelines, our directors are expected to attend our annual meetings, and all of our then-current directors attended our 2011 annual meeting in person or telephonically.

Compensation of the Board of Directors

In 2011, our non-employee directors received a $30,000 annual fee. The Audit Committee chairperson received an additional annual fee of $13,000 and other members of the Audit Committee received an additional annual fee of $5,000. The Compensation Committee chairperson received an additional $10,000 annual fee and other members of the Compensation Committee received an additional $4,000 annual fee. The Nominating and Corporate Governance Committee chairperson received an additional $5,000 annual fee and other members of the Nominating and Corporate Governance Committee received an additional $2,000 annual fee.

Mr. Schroepfer, our only new director in 2011, received an initial grant of 15,000 restricted stock units and an option to acquire 15,000 shares of our common stock, with both awards vesting ratably over four years or immediately upon a “Change of Control,” as defined in the Ancestry.com Inc. 2009 Stock Incentive Plan, if the award is not continued, assumed, converted or substituted for immediately following the “Change of Control.” None of the other non-employee directors received any stock-based awards or options in 2011.

Effective January 1, 2012, the compensation program for our non-employee directors has been revised. Our non-employee directors continue to receive a $30,000 annual fee. However, under the revised program, the Audit Committee chairperson receives an additional annual fee of $20,000 and other members of the Audit Committee receive an additional annual fee of $10,000. The Compensation Committee chairperson now receives an additional $12,000 annual fee and other members of the Compensation Committee receive an additional $6,000 annual fee. The Nominating and Corporate Governance Committee chairperson receives an additional $10,000 annual fee and other members of the Nominating and Corporate Governance Committee receive an additional $5,000 annual fee. In addition, directors who are elected at or whose term continues through an annual meeting of stockholders (beginning with the Annual Meeting) will receive restricted stock units valued at $95,000 immediately following that annual meeting of stockholders, to vest upon the earlier of the first anniversary of the date of grant or the business day immediately preceding the next annual meeting of stockholders. Newly appointed or elected directors will receive options with a grant date fair value of $200,000 following such appointment or election, with such options to vest ratably over four years from the date of election. In making the determination of appropriate levels of director compensation, we drew upon the analysis of director compensation at peer group companies provided by FWC, as described under “Compensation Discussion and Analysis — Competitive Benchmarks.”

There are currently no equity ownership requirements or guidelines that any of our non-employee directors must meet or maintain.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for the year ended December 31, 2011. Mr. Sullivan is compensated for his service as an employee and does not receive any additional compensation for his service on our Board. His 2011 compensation is set forth in the Summary Compensation Table. All directors are entitled to be reimbursed for their out-of-pocket expenses associated with attending Board and committee meetings.

Director Compensation for Year 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total $
Charles M. Boesenberg	50,000	—	—	50,000
David Goldberg	32,000	—	—	32,000
Thomas Layton	39,000	—	—	39,000
Elizabeth Nelson	47,000	—	—	47,000
Victor Parker(3)	30,000	—	—	30,000
Michael Schroepfer	32,206	469,950	187,541	689,697
Benjamin Spero(3)	30,000	—	—	30,000

(1)

The amount included in the “Stock Awards” column does not reflect compensation actually received by the non-employee director, but represents the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the stock award, which consists of restricted stock units, was calculated using the closing price of the company’s common stock on the grant date multiplied by the number of shares. As of December 31, 2011, Mr. Schroepfer held 15,000 unvested restricted stock units. No other non-employee director held restricted stock units at December 31, 2011.

(2)

The amounts included in the “Option Awards” column do not reflect compensation actually received by the non-employee director, but represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amount are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Our non-employee directors held options to purchase the following numbers of shares of common stock at December 31, 2011: Mr. Boesenberg, 200,370 shares; Mr. Goldberg, 87,500 shares; Mr. Layton, 40,104 shares; Ms. Nelson, 87,500 shares, and Mr. Schroepfer, 15,000 shares. Mr. Parker and Mr. Spero did not hold any options.

(3)	Fees to which Mr. Parker and Mr. Spero are entitled are paid to Applegate and Collatos, Inc., Spectrum’s management company, in lieu of being paid to either director individually.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2012, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2005.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may affect the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. In the event that holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy, do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee also may, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the SEC and the Public Company Accounting Oversight Board rules on accountant independence.

In addition, the Audit Committee has authorized its Chairperson to pre-approve services in amounts up to $500,000. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting.

Audit Fees

The following is a summary of the fees billed for professional services rendered by Ernst & Young LLP for 2011 and 2010:

Fee Category	2011	2010
Audit Fees	$803,837	$912,415
Audit-Related Fees	39,471	102,022
Tax Fees	213,107	170,957
All Other Fees	—	—

Total Fees	$1,056,415	$1,185,394

Audit Fees.    Audit Fees consist of fees for professional services provided or to be provided in connection with the audit of our consolidated financial statements, the audit of our internal control over financial reporting and review of our interim consolidated financial statements, and services related to other regulatory and statutory filings.

Audit-Related Fees.    Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees.    Tax Fees consist of fees billed for professional services for tax advice and tax planning. These services also included general tax consulting and expatriate tax services.

All Other Fees.    All Other Fees consist of fees for services other than services reported above. There were no such services in 2011 or 2010.

The Audit Committee pre-approved all services performed in 2011 and 2010.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the three directors whose names appear below.

The Audit Committee’s general role is to assist the Board in monitoring the company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s financial statements for 2011 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited financial statements for 2011 be included in the company’s Annual Report on Form 10-K for 2011.

Audit Committee

Elizabeth Nelson (Chairperson)

Charles M. Boesenberg

Thomas Layton

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 30, 2012 with respect to:

•	each person known by us to own beneficially greater than 5% of the outstanding shares of our common stock;

•	each member of our Board and each named executive officer; and

•	the members of our Board and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Ancestry.com Inc., 360 West 4800 North, Provo, UT 84604.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 42,597,736 shares of common stock outstanding on March 30, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 30, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders:
Spectrum Equity Investors V, L.P. and affiliates(1)	13,263,819	31.1%
Manulife Financial Corporation.(2)	4,388,807	10.3%
Directors and Executive Officers:
Charles M. Boesenberg(3)	200,370	*
David Goldberg(4)	108,300	*
Thomas Layton(5)	56,511	*
Elizabeth Nelson(6)	61,980	*
Victor Parker(7)	9,561,786	22.4%
Michael Schroepfer(8)	7,500	*
Benjamin Spero(9)	—	*
Timothy Sullivan(10)	2,308,516	5.2%
Joshua Hanna(11)	94,139	*
Howard Hochhauser(12)	310,009	*
Eric Shoup(13)	133,962	*
William Stern(14)	86,669	*
All directors and executive officers as a group (12 individuals)(15)	3,317,391	7.3%

*	Indicates ownership of less than one percent.

(1)

Based on information set forth in a Schedule 13A filed with the SEC on February 13, 2012. Consists of 9,516,845 shares of our common stock held of record by Spectrum Equity Investors V, L.P. (“SEI V”), the general partner of which is Spectrum Equity Associates V, L.P., the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J.

Henderson, Michael J. Kennealy, Victor E. Parker, Benjamin M. Coughlin and Christopher T. Mitchell exercise voting and dispositive power; 44,941 shares of our common stock held of record by Spectrum V Investment Managers’ Fund, L.P. (“IMF V”), the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker, Benjamin M. Coughlin and Christopher T. Mitchell exercise voting and dispositive power; 3,395,981 shares of our common stock held of record by Spectrum Equity Investors III, L.P. (“SEI III”), the general partner of which is Spectrum Equity Associates III, L.P., over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power; 238,252 shares of our common stock held of record by SEI III Entrepreneurs’ Fund, L.P. (“Entrepreneurs’ III”), the general partner of which is SEI III Entrepreneurs’ LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power; 57,067 shares held of record by Spectrum III Investment Managers’ Fund, L.P. (“IMF III,” and together with SEI V, IMF V, SEI III and Entrepreneurs’ III, the “Spectrum Funds”), over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power and are the general partners, 6,606 shares of our common stock held of record by Brion B. Applegate, 3,300 shares of our common stock held of record by William P. Collatos and 827 shares of our common stock held of record by Randy J. Henderson. Each of the controlling entities, individual general partners and managing directors of the Spectrum Funds, as the case may be, including Victor E. Parker who is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V, and serves on our Board, Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Benjamin M. Coughlin and Christopher T. Mitchell disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The principal business address of each of the Spectrum Funds is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

(2)

Based solely on a Schedule 13G/A filed by Manulife Financial Corporation (“Manulife”) on March 12, 2012, Manulife, through its indirect, wholly-owned subsidiaries, Manulife Asset Management (US) LLC, was the beneficial owner of 3,683,731 shares; Manulife Asset Management (North America) Limited, was the beneficial owner of 25,985 shares; Manulife Asset Management (Europe) Limited, was the beneficial owner of 115,130 shares; and Manulife Asset Management (Hong Kong) Limited, was the beneficial owner of 563,961 shares, The address of Manulife is 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5.

(3)	Consists of options to purchase 200,370 shares of our common stock currently exercisable or exercisable within 60 days.

(4)	Consists of 20,800 shares held by a trust and options to purchase 87,500 shares of our common stock currently exercisable or exercisable within 60 days.

(5)	Includes options to purchase 9,115 shares of our common stock currently exercisable or exercisable within 60 days.

(6)	Includes options to purchase 7,292 shares of our common stock currently exercisable or exercisable within 60 days.

(7)

Consists of 9,516,845 shares held of record by SEI V, and 44,941 shares held of record by IMF V. Mr. Parker is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V. Mr. Parker disclaims beneficial ownership of these shares.

(8)	Includes options to purchase 3,750 shares of our common stock currently exercisable or exercisable within 60 days.

(9)	The Schedule 13G/A referenced in footnote 1 did not attribute beneficial ownership of any of the shares to Mr. Spero.

(10)	Consists of 324,074 shares held by a limited liability company over which Mr. Sullivan exercises control and options to purchase 1,984,442 shares of our common stock exercisable within 60 days.

(11)	Consists of options to purchase 94,139 shares of our common stock exercisable within 60 days.

(12)	Consists of options to purchase 310,009 shares of our common stock exercisable within 60 days.

(13)	Consists of options to purchase 133,962 shares of our common stock exercisable within 60 days.

(14)	Consists of options to purchase 86,669 shares of our common stock exercisable within 60 days.

(15)

Includes 344,874 shares held in a trust or limited liability company as described in footnotes 4 and 9 and options to purchase 2,886,683 shares of our common stock exercisable within 60 days. Excludes shares held of record by SEI V and IMFV, of which Mr. Parker disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2011, except for one Form 4 filed by Mr. Shoup, relating to two transactions, filed after its due date and one Form 3 filed by Mr. Schroepfer after its due date, all required reports were filed on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to the named executive officers listed in the Summary Compensation Table below. Our named executive officers in 2011 were Timothy Sullivan, President and Chief Executive Officer; Howard Hochhauser, Chief Financial Officer and, as of February 2012, also Chief Operating Officer; Joshua Hanna, Executive Vice President and Head of Global Marketing; Eric Shoup, Senior Vice President of Product and, as of February 2012, Executive Vice President of Product and William Stern, General Counsel.

2011 Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation last year at our 2011 annual meeting of stockholders. While this vote was not binding on the company, the Board or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on a triennial basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the 2011 annual meeting of stockholders, more than 99% of the votes cast on the advisory vote on executive compensation proposal (Proposal Two) were in favor of our named executive officer compensation as disclosed in the proxy statement. The Board and the Compensation Committee reviewed this result and determined not to make any changes to our executive compensation program based on the result of the vote.

At the 2011 annual meeting of stockholders, we also conducted an advisory vote regarding the frequency of future advisory votes on executive compensation. Of the choices of one, two and three-year frequencies, over 64% of the votes cast in the advisory vote selected the Board-recommended frequency of three years. The Board and the Compensation Committee considered the outcome of this vote and determined to hold an advisory vote on the compensation of our named executive officers every three years, with the next such vote currently scheduled to occur at the 2014 annual meeting of stockholders.

Executive Summary

Fiscal Year 2011 Financial Performance

We ended 2011 with over 1.7 million subscribers, an increase of 22% over the end of 2010. Our revenue for 2011 was $399.7 million, an increase of 33% over 2010. Our operating income in 2011 was $95.5 million, compared to $60.6 million in 2010. Adjusted EBITDA for 2011 was $144.8 million compared to $101.0 million in 2010. We define “adjusted EBITDA” for these purposes as net income (loss) plus net interest and other (income) expense, income tax expense, non-cash charges including depreciation, amortization, impairment of intangible assets, and stock-based compensation expense, and certain non-recurring (income) expenses. (A discussion of the ways in which we use non-GAAP financial measures, such as adjusted EBITDA, and reconciliations of adjusted EBITDA to net income (loss) appears at pages 37 and 38 of the accompanying Annual Report on Form 10-K.) As discussed below, we used revenues and adjusted EBITDA during 2011 in determining the incentive compensation pool. The performance of these financial measures translated into maximum funding of the incentive compensation pool.

Compensation Philosophy

Our compensation strategy focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to align employee contributions with our objectives and stockholder interests. We intend to provide a competitive total compensation package and that rewards our named executive officers, as well as our other employees, when our objectives are met.

Elements of Compensation

Compensation for our named executive officers consists of the elements identified in the following table.

Compensation Element	Objective

Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees.

Annual performance-based cash compensation	To re-emphasize corporate objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business objectives are met.

Long-term equity incentive compensation	To reward increases in stockholder value and to emphasize and reinforce our focus on team success.

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives.

Retirement savings (401(k)) plan	To facilitate retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide a basic level of protection from health, dental, life, and disability risks.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the compensation objectives described above. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

Determining Executive Compensation

Mr. Sullivan, our President and Chief Executive Officer, reviews the performance of each named executive officer other than himself, and based on this review and the factors described below, makes recommendations to the Compensation Committee with respect to the composition of each named executive officer’s total compensation package. The Compensation Committee has sole discretion to make final compensation determinations for the named executive officers other than our President and Chief Executive Officer. With respect to our President and Chief Executive Officer, the Compensation Committee makes a recommendation to our Board, which has final authority. Adjustments to our President’s and Chief Executive Officer’s compensation package effected by our Board since we became a public company have been consistent with the Compensation Committee’s recommendations.

In determining base salary and target annual performance-based cash compensation, the Compensation Committee uses each named executive officer’s current level of compensation as the starting point. It bases any adjustments to those levels primarily on promotions, the individual’s performance and internal pay equity considerations. In reviewing individual performance, the Compensation Committee considers departmental results, as applicable, as compared to our internal operating plan for the year (with no specific performance targets in mind), as well as a subjective, qualitative review of each named executive officer’s contribution to the overall success of the business. We have not assigned a specific weight to any single factor in evaluating individual performance and historically have not established annual performance objectives by which to measure individual performance.

While we have not historically benchmarked compensation (either on an aggregate or element-by-element basis) to specific levels relative to peer companies or external market compensation data, in 2011 we engaged FWC to conduct an industry study in connection with the new employment agreement entered into with Mr. Sullivan, which included a review of peer group companies that we describe below. In addition, we have not historically targeted a specific mix between fixed and variable compensation, cash and equity incentive awards, or long-term and short-term compensation. Our mix of compensation elements is simply designed to provide a reasonable level of guaranteed compensation through base salary, to reward recent results through short-term cash awards and to motivate long-term performance through long-term equity incentive awards. We have attempted to provided market upside incentives to our named executive officers through a combination of stock options and restricted stock units, which we believe aligns the interests of our named executive officers with those of stockholders.

Competitive Benchmarks

To independently assist and advise the Compensation Committee, the Compensation Committee has retained FWC. FWC was selected by and reports to the Compensation Committee and does not provide any other services to the company. During 2011, FWC provided advice to the Compensation Committee with respect to the compensation of the Chief Executive Officer and the compensation of the non-employee directors.

In 2011, FWC provided peer group proxy analyses of 14 peer group companies that were used to guide the Compensation Committee’s decision making on the compensation of the Chief Executive Officer and the non-employee directors. The peer group companies are all, like us, internet businesses that interface with the consumer and which had revenues and market capitalization values that are generally comparable to ours.

The peer group used for both analyses included the following companies:

DealerTrack Holdings	Monster Worldwide	Shutterfly
Dice Holdings	NIC	Solera Holdings
eHealth	OpenTable	WebMD Health
LoopNet	Renaissance Learning
The Knot (now XO Group)	Rosetta Stone

According to information included in the Form 10-K Annual Reports for each of these 13 companies’ 2010 fiscal years, the company placed in approximately the middle of the third highest quartile in both revenues and market capitalization when ranked with the peer group companies. In addition, Internet Brands (which was acquired in 2010) was included in the peer group used in the analysis of chief executive officer compensation and RealPage (which did not complete its initial public offering until August 2010) was included in the peer group used in the analysis of non-employee director compensation.

Elements of Compensation

Base salaries of our named executive officers are reviewed annually or upon a promotion by our Compensation Committee, which approves the base salaries of the named executive officers other than the Chief Executive Officer. Our Compensation Committee recommends any changes in our Chief Executive Officer’s base salary to our Board. The FWC peer group showed that our named executive officers’ salaries tend to be below the 25th percentile of our peers. Notwithstanding that finding, in 2011, we reached a new agreement with Mr. Sullivan our Chief Executive Officer pursuant to which his base salary remained unchanged at the salary negotiated at the time he was first employed. The Compensation Committee considered that the additional equity-based grants to Mr. Sullivan that are described below would provide him with additional opportunity for increased overall compensation. None of the named executive officers was promoted in 2011 and the Compensation Committee did not believe adjustments to base salaries were necessary when it conducted its annual review at the beginning of 2011 since Mr. Hanna and Mr. Shoup had received recent increases in connection with their 2010 promotions.

As of December 31, 2011, the base salaries for our named executive officers were as follows:

Named Executive Officer	Base Salary
Timothy Sullivan	$350,000
Howard Hochhauser	$275,000
Joshua Hanna	$260,000
Eric Shoup	$220,000
William Stern	$235,000

In February 2012, we announced the promotion of Mr. Hochhauser to Chief Operating Officer and Chief Financial Officer. In connection with that promotion, his salary was raised to $300,000 for 2012. Mr. Shoup was promoted to Executive Vice President, Product, and his salary was raised to $275,000. Mr. Stern’s salary was increased to $250,000.

Annual performance-based cash compensation.    The named executive officers, as well as other executives and key employees, participate in our annual Performance Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of performance objectives approved by our Compensation Committee. This program was established to further align individual goals with corporate and business unit goals and to increase focus on executing key business deliverables.

Target bonuses.    Annual incentive compensation targets (generally expressed as a percentage of base salary) are reviewed and approved annually by the Compensation Committee, along with salary, during the first quarter of each year and at the time of any promotion (or, in the case of the Chief Executive Officer’s target, reviewed with any changes recommended to the Board). Adjustments to annual incentive compensation targets have been based on individual performance (reviewed in the manner described above under “Determining Executive Compensation”), increased responsibilities and internal pay equity considerations. In making decisions regarding adjustments to annual incentive compensation targets, we have also drawn upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding adjustments to annual incentive compensation targets. In 2011, no changes were made to the target bonuses of any of our named executive officers as the Compensation Committee considered the targets to be appropriate relative to those of other executives of the company given the individuals’ relative levels of responsibilities and as the Compensation Committee determined that the amount of each officer’s unvested equity continued to provide sufficient incentives. In making its recommendation to the Board with respect to Mr. Sullivan, the Compensation Committee considered that the additional equity-based grants to Mr. Sullivan that are described below would provide him with additional opportunity for increased overall compensation.

For 2011, the annual incentive compensation targets for our named executive officers under the Performance Incentive Program were as follows:

Named Executive Officer	Target Bonus (% of base salary)
Timothy Sullivan	100%
Howard Hochhauser	75%
Joshua Hanna	60%
Eric Shoup	40%
William Stern	40%

In connection with its 2012 annual compensation review and in connection with establishing the parameters of our Performance Incentive Program for 2012, the Compensation Committee determined the target for Mr. Hochhauser to be appropriate, since his salary in 2012 would incrementally increase his incentive payments. The Compensation Committee also determined to increase Mr. Shoup’s and Mr. Stern’s target incentive compensation opportunities for 2012 to 60% and 50%, respectively. The Compensation Committee made these adjustments after looking at the incentive compensation opportunity levels of other executives at the company, each of the individual’s relative levels of responsibility, after considering the increases in their respective base salaries and additional equity-based grants as described below.

Bonus determinations.    Under the Performance Incentive Program, each year (generally during the first quarter) the Compensation Committee also establishes company-wide financial performance objectives, which serve as the basis for determining the amount of bonuses to be paid under the program. For 2011, the Compensation Committee established two such performance objectives, one tied to our revenues and the other to adjusted EBITDA, with both objectives weighted equally. We use revenues because the Board considers it a consistent measure of growth and market acceptance. We use adjusted EBITDA because it is a measure of operating performance that excludes items that we do not consider indicative of our core performance. The Compensation Committee determines target levels for each of these goals in consultation with management and taking into account our performance for the immediately preceding year. After the end of each year, the Compensation Committee reviews our performance with respect to the performance objectives and determines the amount of the bonus pool to be paid under the program as a whole.

The 2011 Performance Incentive Program had a revenue target of $362.6 million, representing a 21% growth in revenues. With respect to the half of the bonus pool attributable to revenue, no pool funding would occur below 98% of target; at 100% of target revenue, the pool was to be funded at 100% of the budgeted bonus pool attributable to revenue, and the maximum funding of 120% of the budgeted bonus pool attributable to revenue would occur at 103.3% of target revenue. Results between 98% and 100% of target revenues and between 100% and 103.3% of target revenues would have been interpolated. The company achieved revenue of $399.7 million in 2011, surpassing the 103.3% target revenue. As a result, the Compensation Committee funded the bonus pool at the 120% maximum with respect to the half attributable to revenue.

The 2011 Performance Incentive Program had an adjusted EBITDA target of $124.5 million. With respect to the half of the bonus pool attributable to adjusted EBITDA, no pool funding would occur below 95% of the target; at 95% of target adjusted EBITDA, the pool was to be funded at 80% of the budgeted bonus pool attributable to adjusted EBITDA (i.e., the other 50% of the pool). The maximum funding of 120% of the budgeted bonus pool attributable to adjusted EBITDA would occur at 106.1% of target adjusted EBITDA. Results between 95% and 106.1% of budgeted adjusted EBITDA would have been interpolated such that 100% funding of the budgeted bonus pool attributable to adjusted EBITDA would occur at 100% of target adjusted EBITDA. The company achieved adjusted EBITDA of $144.8 million, in excess of 106.1% of target adjusted EBITDA for 2011. As a result, the Compensation Committee funded the bonus pool at the 120% maximum with respect to the half attributable to adjusted EBITDA.

Individual employees received bonuses in amounts greater or less than 120% depending on their respective manager’s discretion on how to allocate the dollars within the pool allocated to their respective groups. Top performing employees received bonuses that were typically significantly higher than 120% while most employees received bonuses ranging from 110% to 120% of each individual’s target. The Compensation Committee determined that each of the named executive officers, other than Mr. Shoup, would receive a bonus for 2011 performance equal to 115% of their respective targets. The Compensation Committee reduced the amounts payable to these named executive officers in order to increase the amount of the incentive pool available for payments to other employees. In recognition of Mr. Shoup’s exceptional performance and assumption of additional areas of responsibility in advance of official recognition for such responsibilities by virtue of his promotion, the Compensation Committee granted Mr. Shoup an extraordinary bonus equal to 142% of his target bonus in 2011. The amounts of these awards for the named executive officers are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Bonuses were paid in February 2012.

The 2012 Performance Incentive Program, adopted on February 13, 2012, retains revenue and adjusted EBITDA as the two equally weighted performance measures for determining the funding of the bonus pool.

Long-term equity incentive compensation.    Our named executive officers are eligible to receive long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the interests of our stockholders and to emphasize and reinforce our focus on team and company success. Historically, our long-term equity-based incentive compensation awards were made solely in the form of stock options subject to vesting based on continued employment. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value. We find this to be particularly true for senior management and directors, because they are only able to profit from stock options if our stock price increases relative to the stock option’s exercise price. Stock options have provided one form of meaningful incentive to executive officers and long-term employees to achieve increases in the value of our stock over time. We also now grant restricted stock units in addition to options for executive officers, and in lieu of options to less senior employees. We believe that restricted stock units also align the interests of employees with those of stockholders over the longer term, since they also vest over time, while giving recipients greater certainty (as compared to stock options) with respect to the value of equity they will receive over time. As our stock price increased, we found that restricted stock units made us more competitive in the market for employees who worried about potentially diminishing returns from higher-priced options. For executive officer grants, we insist on a mix of stock options with restricted stock units to balance risk, value and long-term perspective.

The exercise price of each stock option is the fair market value of our common stock on the grant date, which is the closing price on the Nasdaq Global Select Market on the date of grant. Stock option awards to our named executive officers have typically vested over a four-year period as follows: the option vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, and vests with respect to the remainder of the shares underlying the option in equal monthly amounts over the 36 months thereafter. Restricted stock units also typically vest over a four-year period, with vesting commencing after the first year and then proceeding on a quarterly basis Some recent grants of options or restricted stock units, including the named executive officer grants described below, have extended the vesting period to five years. This prolonged vesting schedule aligned vesting commencement of new grants with the time at which prior grants completed vesting, thereby encouraging long-term employment with our company, while allowing our executives to realize compensation in line with the value they have created for our stockholders.

Any awards to executive officers, and any grants larger than 20,000 shares, must be approved by the Compensation Committee. In determining the size of an equity award, the Compensation Committee takes into account company and individual performance (generally consisting of financial performance as compared to our internal operating plan for the year with no specific targets in mind, as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards.

In connection with Mr. Sullivan’s new employment agreement in 2011, we granted to Mr. Sullivan an option to acquire 300,000 shares of common stock and 150,000 restricted stock units pursuant to the Company’s 2009 Stock Incentive Plan. The awards will vest with respect to 33% of the amount of each award on each of the third and fourth anniversary of the grant date, and will vest as to 34% of the amount of each award on the fifth anniversary of the date of grant. The magnitude of this grant was determined by the Compensation Committee and agreed to the Board after arm’s length negotiations between the Compensation Committee and Mr. Sullivan, giving weight to the FWC peer group analysis and to the relatively low cash and bonus compensation paid to Mr. Sullivan as compared to our peer group as demonstrated by the FWC peer group analysis.

None of our other named executive officers received any grants in 2011, as the Compensation Committee determined that the named executive officers held sufficient unvested equity to continue to incentivize them and that our increased stock price did not necessitate any new grants. In connection with Mr. Hochhauser’s promotion in 2012, the Compensation Committee awarded Mr. Hochhauser 100,000 restricted stock units and an option to purchase 200,000 shares of the company’s common stock. The restricted stock units will vest quarterly over a four-year period commencing in March 2013 and the option will become exercisable monthly over a four-year period commencing on March 1, 2013. In connection with Mr. Shoup’s promotion in 2012, the Compensation Committee awarded him 80,000 restricted stock units and an option to purchase 160,000 shares of the company’s common stock with the same vesting provisions as Mr. Hochhauser’s awards. The Compensation Committee also awarded Mr. Stern 60,000 restricted stock units and an option to purchase 120,000 shares of the company’s common stock. Mr. Stern’s restricted stock units will vest quarterly over a four-year period commencing on June 1, 2013 and the option will become exercisable monthly over a four-year period commencing on June 1, 2013.

Severance and change of control arrangements.    Pursuant to employment letters, each of our named executive officers, except Mr. Sullivan, is eligible for severance benefits consisting of base salary and reimbursement of COBRA premiums for six months if his employment is terminated by us without “Cause” or if the executive resigns for “Good Reason,” as defined in their employment letters, paid out over six months in the cases of Messrs. Hochhauser, Hanna and Shoup and in a lump sum in the case of Mr. Stern. The period of reimbursement for COBRA premiums increases to 12 months in connection with such a termination within three months before or 12 months after a “Change of Control.” In addition to base salary payments and reimbursement of COBRA premiums, upon a termination without “Cause” or resignation for “Good Reason” each of Messrs. Hochhauser, Hanna and Shoup, is also entitled to an additional severance payment equal to 80% of his average annual bonus payment over the preceding two years, prorated based on the number of months he was employed by us in the year of termination, while Mr. Stern is entitled to additional severance equal to the pro rata portion of the annual bonus he actually would have received for the year of termination, based on company performance.

Under Mr. Sullivan’s employment agreement, if he is terminated without “Cause” or resigns for “Good Reason,” as those terms are defined in his agreement, he will receive in 12 equal monthly installments a sum equal to 12 months of salary and one times his average annual bonus payment over the three preceding fiscal years. If he is terminated within three months before or 24 months after a “Change of Control,” without “Cause” (other than death or disability) or he resigns for “Good Reason,” he will receive a lump sum payment of two times the sum of his salary and average annual bonus. In either case, he will be entitled to reimbursement of COBRA premiums and life insurance premiums for 18 months and a pro rata portion of the annual bonus he would have earned for the year of termination based on company results, generally payable with the bonus payments for that year.

We provide these benefits to promote retention and ease the consequences to the executive of an unexpected termination of employment.

The employment letters with each of our named executive officers also provide for accelerated vesting of a portion of the executive’s then outstanding equity and equity-based awards in the event the executive is terminated by us without “Cause” or resigns for “Good Reason,” in each case, within three months before or 12 months following a “Change of Control” (i.e., double trigger vesting). These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive effect of a change of control and to allow them to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change of control.

We do not provide any gross-ups for excise taxes to our named executive officers.

Please refer to the discussion below under “— Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Employee benefits.    Our named executive officers are eligible for the same benefits available to our employees generally. These include participation in a tax-qualified 401(k) plan and group life, health, dental, and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and personal benefits.    As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full time employees and, except for requirements unique to Mr. Hanna’s prior expatriate assignment and relocation benefits provided to certain new hires, we do not have any programs for providing material personal benefits or executive perquisites to our named executive officers. In connection with that prior assignment, Mr. Hanna received tax equalization payments during 2011 designed to ensure that he paid no more or less tax on his base salary and annual cash incentive compensation than he would have paid had he remained in the United States.

Stock ownership guidelines.    There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Policy regarding the timing of equity awards.    We have adopted a policy regarding the timing of equity and equity-based awards made to directors and executive officers, as well as those made by the Equity Committee to other persons. Pursuant to the policy, equity and equity-based awards determined by the Equity Committee during the course of any calendar month become effective on the first business day of the following calendar month or, if a blackout period is in effect, awards are effective on the second business day after the material non-public information is released.

Policy regarding restatements.    We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Board or Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Policy regarding hedging.    We have always strongly discouraged, and have required our directors, officers and certain employees to pre-clear hedging and similar monetization transactions. In February 2011, we adopted a policy that prohibits key employees from engaging in any hedging or monetization transactions.

Tax deductibility.    Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. Our Compensation Committee generally intends to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee Charles M. Boesenberg (Chairperson) Elizabeth Nelson Thomas Layton Michael Schroepfer

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned by our named executive officers, which include our Chief Executive Officer, and Chief Financial Officer and the three other most highly compensated executive officers during 2011.

Summary Compensation Table

The table below summarizes the total compensation earned by our named executive officers in 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Com- pensation ($)(3)	All Other Compensation ($)		Total ($)
Timothy Sullivan	2011	350,000	—	5,901,000	4,611,810	402,500	6,058	(4)	11,271,368
President and Chief Executive Officer	2010	350,000	—	—	—	420,000	3,290		773,290
	2009	350,000	—	—	—	367,500	3,290		720,790

Howard Hochhauser	2011	275,000	—	—	—	237,188	5,837	(4)	518,025
Chief Financial Officer	2010	275,000	—	—	—	247,500	224,610		747,110
	2009	267,772	280,000	—	1,426,938	216,563	67,344		2,258,617

Joshua Hanna(5)	2011	260,000	—	—	—	179,400	39,615	(6)	479,015
Executive Vice President and General Manager of Ancestry.com	2010	236,667	75,000	1,254,600	1,132,082	187,200	571,838		3,457,387
	2009	215,525	—	—	74,937	145,200	319,219		754,881

Eric Shoup	2011	220,000	—	—	—	125,000	5,674	(4)	350,674
Senior Vice President, Product	2010	214,154	—	578,550	699,337	105,600	3,290		1,600,931

William Stern	2011	235,000	—	—	—	108,100	5,719	(4)	348,819
General Counsel	2010	235,000	—	—	—	112,800	3,290		346,390
	2009	110,420	75,000	—	696,360	49,350	35,329		966,459

(1)

The amounts included in the “Stock Awards” column do not reflect compensation actually received by the named executive officer but represent the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of the stock awards, which consist of restricted stock units, was calculated using the closing price on the grant date multiplied by the number of shares. See also the Grants of Plan-Based Awards for 2011 table for information on stock awards made in 2011.

(2)

The amounts included in the “Option Awards” column do not reflect compensation actually received by the named executive officer but represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. See also the Grants of Plan-Based Awards for 2011 table for information on option awards made in 2011.

(3)

The amounts included in the “Non-Equity Incentive Plan Compensation” column reflect cash bonuses paid pursuant to our Performance Incentive Program as described in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Performance-Based Cash Compensation” above.

(4)	These amounts consist solely of matching contributions under our 401(k) plan and disability and life insurance premiums paid by us.

(5)

A portion of Mr. Hanna’s base salary and other compensation in 2009 and 2010 was paid in British pounds rather than United States dollars. The amounts paid in British pounds rather than United States dollars were converted to United States dollars based upon the exchange rates at the time of payment.

(6)

This amount includes tax equalization benefits of $33,823, all provided in connection with Mr. Hanna’s expatriate assignment in London, as well as with matching contributions under our 401(k) plan and life insurance premiums paid by us.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Timothy Sullivan	N/A	280,000	350,000	420,000	—	—	—	—
	5/16/2011				150,000	300,000	39.34	10,512,810
Howard Hochhauser	N/A	165,000	206,250	247,500	—	—	—	—
Joshua Hanna	N/A	124,800	156,000	187,200	—	—	—	—
Eric Shoup	N/A	70,400	88,000	105,600	—	—	—	—
William Stern	N/A	75,200	94,000	112,800	—	—	—	—

(1)

Amounts reported represent the potential performance-based incentive cash payments each executive could earn pursuant to the Performance Incentive Program for 2011, as described in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Performance-Based Cash Compensation” above. At the time of grant, the incentive payments could range from the threshold amounts to the maximum amounts indicated. The actual amounts earned for 2011 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

Reflects restricted stock units granted in 2011 under the Ancestry.com Inc. 2009 Stock Incentive Plan. Thirty-three percent of the restricted stock units vest on May 16, in each of 2014 and 2015 and thirty-four percent vest on May 16, 2016.

(3)

Reflects shares of common stock underlying option awards granted in 2011 under the Ancestry.com Inc. 2009 Stock Incentive Plan. The option vests with respect to thirty-three percent of the underlying shares on May 16, in each of 2014 and 2015 and thirty-four percent of the shares on May 16, 2016.

(4)	The grant date fair value of option awards is determined in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2011 and Grants of Plan-Based Awards for 2011 Table

Certain elements of compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards for 2011 table reflect the terms of employment letter agreements between us and each of the named executive officers. In addition to the compensation terms described below, each of the named executive officers is also entitled to participate in all available benefits offered generally to the employees of the company. Each is further entitled to certain payments if the company were to terminate him without “Cause” or if he were to terminate for “Good Reason,” including in connection with a “Change of Control.” These terms and the severance benefits that would be payable in such events are described below under “— Potential Payments Upon Termination or Change of Control.”

Timothy Sullivan.    We entered into a new five-year agreement with Mr. Sullivan in April 2011 that provides for a base salary of $350,000 per year, and for Mr. Sullivan’s participation in our annual Performance Incentive Program at an annual target bonus of at least 100% of base salary. These amounts remain unchanged from the agreement it replaced. See “Executive Compensation — Compensation Discussion and Analysis.” The new employment agreement also provided for the grant to Mr. Sullivan of 150,000 restricted stock units and an option to acquire 300,000 shares of our common stock at an exercise price equal to the fair value of the shares on the date of grant.

Howard Hochhauser.    The agreement with Mr. Hochhauser in effect for 2011 provided for a base salary of $275,000 and for Mr. Hochhauser’s participation in our annual Performance Incentive Program at an annual target bonus of at least 75% of his base salary. The employment letter agreement with Mr. Hochhauser also provided that we would reimburse him for reasonable expenses incurred in connection with his relocation to Utah and indemnify him (on an after tax basis) for any taxes incurred in connection with his relocation reimbursements or otherwise in connection with his initial engagement with us. These amounts have been included in the “All Other Compensation” column of the Summary Compensation Table in 2009.

Joshua Hanna.    The employment letter agreement executed with Mr. Hanna in 2010 provided for a base salary of $260,000 per year and for Mr. Hanna’s participation in our annual Performance Incentive Program at an annual target bonus of at least 60% of his base salary. Mr. Hanna received a $75,000 lump-sum relocation bonus to cover the costs related to relocation back to the United States from the United Kingdom in 2010, as well as payment of the costs of shipping his household goods and certain airfare, ground transportation, and other expenses. Mr. Hanna also participated in our tax equalization policy so that he paid no more or less tax on his base salary and annual cash incentive compensation than he would have paid in the United States and be entitled to reimbursement of tax preparation services for the United States and United Kingdom so long as he is required to file tax returns in the United Kingdom. The bonus amount is included in the “Bonus” column of the Summary Compensation Table and the various other amounts are included in the “All Other Compensation” column of the Summary Compensation Table for the applicable year.

Eric Shoup.    The agreement with Mr. Shoup in effect for 2011 provided for a base salary of $220,000 per year and for Mr. Shoup’s participation in our annual Performance Incentive Program at an annual target bonus of at least 40% of his base salary. Mr. Shoup’s increasing role within the company caused him to be paid at 142% of his target bonus for 2011, and resulted in a promotion and compensation adjustments in 2012 discussed above under “Executive Compensation — Compensation Discussion and Analysis.”

William Stern.    Our agreement with Mr. Stern in effect for 2011 provided for a base salary of $235,000 per year and for Mr. Stern’s participation in our annual Performance Incentive Program at an annual target bonus of at least 40% of his base salary. The employment letter agreement with Mr. Stern also provided that we would reimburse him for reasonable expenses incurred in connection with his relocation to Utah. These amounts have been included in the “All Other Compensation” column of the Summary Compensation Table in 2009.

Outstanding Equity Awards at Year-End 2011

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Yet Vested ($)(2)

Timothy Sullivan	1,649,478	—	4.60	11/15/2015	150,000	(3)	3,444,000
	327,160	7,804	5.40	3/27/2018	—		—
	—	300,000	39.34	5/16/2021	—		—

Howard Hochhauser	220,591	135,408	5.50	2/11/2019	—		—
	47,917	51,083	7.36	5/27/2019	—		—

Joshua Hanna	87,999	5,202	5.40	3/27/2018	60,000	(4)	1,377,600
	16,146	8,854	7.36	5/27/2019	—		—
	55,000	110,000	20.91	8/02/2020	—		—

Eric Shoup	64,064	30,936	5.50	11/3/2018	35,000	(5)	803,600
	54,688	70,312	16.53	3/18/2020	—		—

William Stern	65,835	79,165	8.54	7/20/2019	—		—

(1)

The expiration date for each of these options is the date that is ten years after the initial grant date. Except as indicated below, the options vest over a four-year period following the grant date with the option vesting as to 25% of the original shares underlying the option on the first anniversary of the grant date, and the option vesting as to remainder of the shares in equal monthly amounts over the 36 months thereafter. In the case of the option awarded to Mr. Hochhauser that expires May 27, 2019, vesting on this same schedule commenced January 1, 2010. In the case of the option awarded to Mr. Sullivan that expires May 16, 2021, the option vests with respect to 33% of the shares on May 16 in each of 2014 and 2015 and with respect to 34% of the shares on May 16, 2016.

(2)	Market value is calculated by multiplying the number of shares that have not vested by $22.96, the closing market price of our common stock on December 31, 2011.

(3)	Thirty-three percent of these restricted stocks units vests on May 16 in each of 2014 and 2015 and thirty-four percent vest on May 16, 2016.

(4)	One-half of these restricted stock units vests on September 1, 2012 and 25% on September 1 in each of 2013 and 2104.

(5)	One half of these restricted stock units vests on June 1, 2012 and 25% on June 1 in each of 2013 and 2014.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises by each of the named executive officers during fiscal year 2011. The table also presents the value realized upon such exercises based on the difference between the market price of our common stock at exercise on the Nasdaq Global Select Market and the option exercise price.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)

Timothy Sullivan	387,558	12,085,690	—	—
Howard Hochhauser	114,000	3,403,291	—	—
Joshua Hanna	116,797	3,235,080	—	—
Eric Shoup	30,000	1,000,199	—	—
William Stern	30,000	677,580	—	—

Potential Payments upon Termination or Change of Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or “Change of Control” had occurred on December 31, 2011 based upon the fair market value of our common stock on that date of $22.96, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other stock price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

As described above, we entered into employment letter agreements with each named executive officer. Under each of the agreements, other than Mr. Sullivan’s, as in effect as of December 31, 2011, if we terminate the executive’s employment without “Cause,” or if the executive terminates his employment for “Good Reason,” the executive would have been entitled to receive severance benefits consisting of base salary and reimbursement for up to six months of COBRA premiums for continuation of health insurance coverage paid out over six months in the cases of Messrs. Hochhauser, Hanna and Shoup and in a lump sum in the case of Mr. Stern. Each of Messrs. Hochhauser, Hanna and Shoup is also entitled to an additional severance payment equal to 80% of his average annual bonus payment over the preceding two years, prorated based on the number of months he was employed by us in the year of termination and Mr. Stern is entitled to an additional severance payment equal to the pro rata portion of the annual bonus he actually would have received for the year of termination. In addition, each of the employment letters, other than Mr. Sullivan’s, provided that if we terminate the executive’s employment without Cause or the executive resigns for “Good Reason” within three months before or 12 months following a “Change of Control,” the executive will be entitled to accelerated vesting of a portion of the executive’s then-unvested equity and equity-based awards (100% for Mr. Hochhauser, and 50% for Mr. Hanna, Mr. Shoup, and Mr. Stern) and the period during which the executive would receive reimbursement of COBRA premiums will increase to 12 months.

Mr. Sullivan’s employment letter agreement provides that if we terminate Mr. Sullivan’s employment without “Cause” or if he terminates for “Good Reason” he will be entitled to a severance amount equal to the sum of 12 months of base salary and one times his average annual bonus over the three preceding fiscal years, payable in 12 equal monthly installments. In addition, the employment letter agreement provides that if we terminate his employment without “Cause” or he resigns for “Good Reason” within three months before or 24 months following a “Change of Control,” he will be entitled to a severance amount equal to two times the sum of his annual base salary and such average annual bonus, payable in a lump sum. In such circumstances,

Mr. Sullivan will also be entitled to accelerated vesting of 100% of his then-unvested equity and equity-based awards. In either event (such termination in connection with or not in connection with a “Change of Control”), the Company will reimburse Mr. Sullivan for an 18-month period for life insurance premiums and for up to 18 months of COBRA premiums for continuation of his health insurance coverage and a pro rata portion of the annual bonus he would have earned for the year of termination based on company results, generally payable with the bonus payments for that year.

The severance benefits described above and included in the table below are contingent upon the executive agreeing to a general release of claims against us following termination of employment.

The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2011 and/or that a “Change of Control” had also occurred on that date.

Name	Termination without Cause or with Good Reason (not in Connection with a Change of Control)	Termination without Cause or with Good Reason in Connection with a Change of Control

Timothy Sullivan
Severance(1)	$1,149,167	$1,895,833
Option Acceleration(2)	—	137,038
Stock Award Acceleration(3)	—	3,444,000
COBRA Premiums(4)	23,400	23,400
Life Insurance Premiums(4)	1,550	1,550

Howard Hochhauser
Severance(1)	331,375	331,375
Option Acceleration(2)	—	3,161,118
COBRA Premiums(4)	7,800	15,600

Joshua Hanna(5)
Severance(1)	276,640	276,640
Option Acceleration(2)	—	227,485
Stock Award Acceleration(3)	—	688,800
COBRA Premiums(4)	7,800	15,600

Eric Shoup
Severance(1)	202,240	202,240
Option Acceleration(2)	—	496,124
Stock Award Acceleration(3)	—	401,800
COBRA Premiums(4)	7,800	15,600

William Stern
Severance(1)	225,600	225,600
Option Acceleration(2)	—	570,780
COBRA Premiums(4)	7,800	15,600

(1)	Based on 2011 salary.

(2)

Accelerated vesting of stock options for the applicable named executive officers is based on the difference between the fair market value of our common stock on December 31, 2011 of $22.96 and the exercise or price of the award.

(3)	Accelerated vesting of restricted stock units for the applicable named executive officers is based on the fair market value of our common stock on December 31, 2011 of $22.96.

(4)	Estimated based on the cost for such coverage during 2011.

(5)

On February 14, 2012, we entered into a letter agreement with Joshua Hanna, pursuant to which Mr. Hanna would serve as a Senior Advisor, at his then-current annual salary of $260,000 through his anticipated employment termination date of September 20, 2012 (the “Expiration Date”). If Mr. Hanna remains employed through the Expiration Date (or he is earlier terminated without “Cause”), he will receive a one-time retention bonus of $117,000, representing 75% of his target bonus for 2012, and we will reimburse him for six months of COBRA premiums. Mr. Hanna will not be eligible for any further bonus in 2012 or severance payments unless we terminate him prior to the Expiration Date without “Cause,” in which event he would also receive an additional six-months of salary and a pro rata percentage of the 2012 bonus he would have received under his current employment arrangements. Mr. Hanna will no longer be eligible for any benefits or severance in the event of a “Change of Control.”

The severance benefits described above do not reflect payment of unpaid salary and accrued vacation or the amount that might be realized by each individual on the exercise and sale of options vested as of such date.

Definitions.    For the purposes of the employment letters in effect at December 31, 2011, the following terms have the following definitions:

•

“Cause,” in the cases of Messrs. Hochhauser, Hanna, Shoup and Stern, means gross negligence or any breach of fiduciary duties to us, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a corporate policy or any unauthorized use or disclosure of confidential information or trade secrets of us or our affiliates or, in the cases of Messrs. Hochhauser, Hanna and Shoup, failure to cooperate in any company investigation. “Cause,” in the case of Mr. Sullivan, means his willful and continued failure to substantially perform his duties, gross negligence that results in material economic harm to the company, breach of fiduciary duties, conviction of, or plea of guilty or no contest to any felony or misdemeanor involving moral turpitude that has an adverse effect on his ability to perform his duties, his willful violation of any restrictive covenant to which his is subject or his failure to cooperate in any company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by the executive to have been in, or not opposed to, the interests of the company, shall constitute examples of gross negligence.

•

Each of Messrs. Hochhauser, Hanna and Shoup may resign for “Good Reason” in circumstances not involving a “Change of Control” within 90 days after a material reduction of his base compensation or his relocation to a facility or location more than one hundred miles from the location in effect on the date upon which his employment letter was entered into, and within 12 months following a “Change of Control” within 90 days after a material reduction of his compensation, duties, authority or responsibilities, relative to his compensation, duties, authority or responsibilities or the assignment to him of such reduced duties, authority or responsibilities prior to the change, in each case, without his consent.

•

Messrs. Sullivan and Stern may resign for “Good Reason” within 90 days after the occurrence of a material reduction of his base compensation, a material reduction of duties, authority or responsibilities, relative to his compensation, duties, authority or responsibilities or the assignment to him of such reduced duties, authority or responsibilities prior to the change or his relocation to a facility or location more than one hundred miles from the location in effect on the date upon which his employment letter was entered into, in each case, without his consent.

•

In addition, Mr. Sullivan may resign for “Good Reason” within 90 days after a material reduction in his cash incentive opportunity or the company’s failure to obtain assumption of his agreement by any successor to the company.

•

A “Change of Control” occurs when: (i) in the cases of Messrs. Hochhauser and Stern, any person or entity who was not a controlling stockholder of the company as of the date of the execution of their employment letters (i.e., Spectrum) becomes the beneficial owner, directly or indirectly, of securities of the company representing 50% or more of the total voting power of all of the company’s then-outstanding voting securities) and, in the cases of Messrs. Hanna, Shoup and Sullivan, any person other than Spectrum or any person or entity jointly filing with Spectrum a Schedule 13G becomes the beneficial owner, directly or indirectly, of securities of the company representing 50% or more of the total voting power of all of the company’s then-outstanding voting securities, (ii) a merger or consolidation of the company in which the company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the company or a liquidation or dissolution of the company.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

The following is a description of transactions since January 1, 2011, in which we have been a participant or are proposed to be a participant, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock or an immediate family member had or will have a direct or indirect material interest. Spectrum, with its affiliates beneficially owned more than 5% of our outstanding shares during 2011. Our directors Victor Parker and Benjamin Spero are each managing directors of Spectrum Equity Investors and may therefore be deemed to have an interest in the agreements described below that we have entered into with Spectrum.

Registration rights.    Spectrum and certain of its affiliates, Timothy Sullivan and certain other holders of our stock have registration rights with respect to shares of capital stock that they hold. At any time, the holders of a majority of the Spectrum registrable securities may request registration under the Securities Act of all or part of their registrable securities on a Registration Statement on Form S-l or any similar long-form registration statement or, if available, on a Registration Statement on Form S-3 or any similar short-form registration statement. The holders of a majority of the Spectrum registrable securities are entitled to request three long-form registrations (one of which was utilized in November 2010) and an unlimited number of short-form registrations in which the company must pay all registration expenses. However, the aggregate offering value of the registrable securities requested to be registered by Spectrum in any short-form registration must equal at least $1,500,000 in the aggregate.

We are not obligated to effect any demand registration within three months after the effective date of a previous demand registration. Moreover, we may postpone for up to three months the filing of a registration statement for a demand registration if our Board determines in its reasonable good faith judgment and the holders of at least a majority of the Spectrum registrable securities agree that such demand registration would reasonably be expected to have a material adverse effect on any proposal by us to engage in a merger, consolidation or similar transaction. We may delay a demand registration in this manner only once in every 12-month period.

If we register any securities for public sale, our stockholders with piggyback registration rights under our Registration Rights Agreement have the right to include their shares in the registration, subject to certain exceptions. For example, if the piggyback registration is an underwritten primary offering and the managing underwriters advise the company that, in their opinion, the number of securities requested to be included in the offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, we are required to include in the offering (i) first, the securities we propose to sell, (ii) second, the registrable securities requested to be included in such registration, pro rata among the holders of such registrable securities on the basis of the number of registrable securities owned by each such holder and (iii) third, any other securities requested to be included in such registration pro rata among those holders on the basis of the number of such securities owned by each such holder. The registration expenses of the holders of registrable securities will be paid by us in all piggyback registrations, regardless of whether the registration is consummated.

In May 2011, we registered on a short form registration statement shares of capital stock for resale in a secondary offering pursuant to which affiliates of Spectrum and Timothy Sullivan sold 4,350,000 shares. We paid approximately $0.4 million in expenses related to the secondary offering.

Direct Purchases.    On April 28, 2011, we announced a share repurchase program, under which we were authorized to spend up to $125.0 million to repurchase shares of our common stock, depending on the market conditions, the stock price and other factors. Under this program, and in connection with the secondary offering described above, on May 10, 2011, we repurchased in a private, non-underwritten transaction directly from affiliates of Spectrum 1,205,831 shares for aggregate consideration of $48,492,494 and from Timothy Sullivan 37,479 shares for aggregate consideration of $1,507,218, in each case representing $40.215 per share, a price equal to the net proceeds per share the selling stockholders received in the secondary offering.

Procedures for Approval of Related Party Transactions

We maintain a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Under SEC rules, a related person is a director, officer, nominee for director since the beginning of the previous fiscal year, a 5% stockholder at the time a transaction occurs and, in each case, any such person’s immediate family members. The related person transaction policy is administrated by our Audit Committee. This policy provides that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the relevant facts and circumstances available be considered by the Audit Committee, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. As the agreement regarding registration rights listed above was entered into prior to the adoption of this policy, it was not approved under the related party transaction policy. The direct stock repurchase transactions listed above were approved by the Audit Committee under the related person transaction policy.

ADDITIONAL INFORMATION

Stockholder Proposals for 2013 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.    Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at our 2013 annual meeting of stockholders, a stockholder must give written notice to our Corporate Secretary at 360 West 4800 North, Provo, Utah 84604, not earlier than January 24, 2013 nor later than February 23, 2013. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 70 days after May 24, 2013, the first anniversary of the date of the preceding year’s annual meeting, notice must be delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the text of the proposal or business, and the reasons for conducting such business at the meeting, and any substantial interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner, including the name and address, as they appear on the company’s books, of the stockholder proposing such business and the number of shares of the company’s common stock owned and certain additional information.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.    In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be to be included in our proxy materials relating to our 2013 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 12, 2012. Such proposals must be delivered to our Corporate Secretary, c/o Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604.

Annual Report on Form 10-K

Any stockholder who would like a copy of our 2011 Annual Report on Form 10-K, including the related financial statements, may obtain one, without charge, by addressing a request to the attention of the General Counsel, Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604. Our copying costs will be charged if copies of exhibits to the Form 10-K are requested.

ANCESTRY.COM INC. 360 WEST 4800 NORTH PROVO, UT 84604

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43806-P22397 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANCESTRY.COM INC.

The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2:

1. To elect the following director nominees					For	Against	Abstain

01)	Thomas Layton				☐	☐	☐

02)	Elizabeth Nelson				☐	☐	☐

03)	Timothy Sullivan				☐	☐	☐

2. To ratify the appointment of Ernst & Young LLP as Ancestry.com’s independent registered public accounting firm for the fiscal year ending December 31, 2012.					☐	☐	☐

NOTE:The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

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M43807-P22397

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS OF

ANCESTRY.COM INC.

The undersigned hereby appoints William Stern and Howard Hochhauser as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Ancestry.com Inc. (the “Company”) standing in the name of the undersigned on March 30, 2012, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 24, 2012 or at any adjournment or postponement thereof. Receipt of the Notice of the 2012 Annual Meeting of Stockholders and Proxy Statement and the 2011 Annual Report is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction on an issue, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and(iii) in the discretion of the proxies upon such other matters as may properly come before the 2012 Annual Meeting.

In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P.M. Eastern Time on May 23, 2012 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2012 Annual Meeting. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side